Exhibit 10.1

AMENDMENT TO THE

TESARO, INC.

2012 OMNIBUS INCENTIVE PLAN

The TESARO, Inc. 2012 Omnibus Incentive Plan, effective as of April 27, 2012, and as amended from time to time, (the “Plan”), is hereby amended to increase the number of shares of Stock authorized for issuance under the Plan by 2,000,000 shares, effective May 14, 2015, as follows:

1.              The following definition is hereby added to the Plan:

2.2          “Amendment Date” means May 14, 2015, the date the Plan was approved by the stockholders of the Company.

2.              Section 4.1 of the Plan is hereby amended and restated in its entirety as follows:

As of the Effective Date, and subject to such additional shares of Stock as shall be available for issuance under the Plan pursuant to Section 4.2, and subject to adjustment pursuant to Section 16, the maximum number of shares of Stock available for issuance under the Plan shall be equal to the sum of (x) one million, four hundred twenty-eight thousand, five hundred seventy-one(1) (1,428,571) shares of Stock plus (y) the number of shares of Stock available for future awards under the Prior Plan as of the Effective Date plus (z) the number of shares of Stock related to awards outstanding under the Prior Plan as of the Effective Date which thereafter terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares.  In addition, the number of shares of Stock available for issuance under the Plan shall be automatically increased on January 1 of each year, commencing with 2014, by a number of shares of Stock equal to the lesser of (i) 4% of the shares of Stock outstanding at such time, or (ii) the number of shares of Stock determined by our Board (the “Annual Increase”).  As of the Amendment Date, two million (2,000,000) shares shall be added to the one million, four hundred twenty-eight thousand, five hundred seventy-one (1,428,571) shares set forth in clause (x) above in this paragraph, and the Annual Increases shall continue as before, effective January 1, 2016.

The shares of Stock available for issuance under the Plan may be authorized and unissued shares of Stock or treasury shares of Stock or any combination of the foregoing, as may be determined from time to time by the Board or by the Committee.  Any of the shares of Stock reserved and available for issuance under the Plan may be used for any type of Award under the Plan, provided, however, that with respect to Incentive Stock Options six million, three hundred thirty-five thousand, six hundred seventy-three (6,335,673) shares of Stock shall be available for issuance.

3.              Except as amended above, the Plan shall remain in full force and effect.

(1)           For the avoidance of doubt, this number reflects the implementation of a 1 for 3.50 reverse stock split of the Company’s Stock effective as of June 18, 2012.